Exhibit 10.1

Compensation Agreement

July 16, 2026

The Parties

(1) Data443 Risk Mitigation Inc., a company incorporated under the laws of the United States, whose registered address is at 4000 Sancar Way, Suite 420, Research Triangle, NC 27709. (hereinafter “Data443” or “Borrower”);

And

(2) Guangzhou Xiaoyu DiDa Technology Co., Ltd or its affiliates, a company incorporated under the laws of the PRC (collectively, the , a company incorporated under the laws of the People’s Republic of China (the “XYDD”).

The Borrower and the XYDD are collectively referred to as the “Parties”, and each as a “Party”.

Background / Recitals

WHEREAS, FORL is currently pursuing a proposed business combination with Data443 Risk Mitigation Inc. (the “De-SPAC Transaction”);

WHEREAS, FORL had previously entered into a merger or business combination agreement with XYDD, which was terminated on July 16, 2026 in connection with the proposed De-SPAC Transaction;

WHEREAS, in order to facilitate such termination and the implementation of the De-SPAC Transaction, Data443 has agreed to pay a termination fee on behalf of FORL to XYDD;

WHEREAS, such termination fee was originally payable upon termination of the prior transaction; however, XYDD has agreed, as an accommodation to Data443, to defer such payment, and accordingly, such deferred amount shall be deemed to constitute a loan from XYDD to Data443 (the “Loan”);

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

1.	Compensation Acknowledgement

In consideration of the foregoing, Data443 (or its affiliate) agrees to provide compensation to XYDD in connection with the termination of the prior transaction arrangement. As such compensation is not payable at the time of termination, Data443 shall issue to XYDD a promissory note in the principal amount of USD 2,000,000.

Such payment shall be made in two installments, as follows:

(i)	USD 1.0 million, payable within ninety (90) days interest free period following the Date of Deal Close and

(ii)	USD 1.0 million, payable within one hundred and twenty (120) days interest free period following the Date of Deal Close.

2.	Default Interest

In the event the Borrower fails to make any payment in accordance with the payment schedule set forth above, including, without limitation, (i) failure to pay USD 1,000,000 within ninety (90) days following the Date of Deal Close, or (ii) failure to pay the USD 1,000,000 within one hundred and twenty (120) days following the Date of Deal Close, the Loan shall bear interest at a rate of fifteen percent (15%) per annum (the “Default Interest Rate”).

Such interest shall accrue on the outstanding principal amount of the Loan from the date such payment was due and payable, calculated on a simple interest basis and accruing on a daily basis based on the actual number of days elapsed.

3.	Repayment

The Borrower shall repay the full outstanding principal amount of USD 2,000,000, together with any accrued but unpaid interest (if applicable), at any time prior to the date falling twelve (12) months after the Date of Deal Close.

4.	Default and Conversion Mechanism

If the Loan has not been fully repaid on or before the date falling twelve (12) months after the Date of Deal Close, then:

1.	the total amount outstanding and unpaid as of such date (including any remaining principal amount and accrued but unpaid interest, with interest calculated from the Interest Commencement Date through such date at a rate of 15% per annum (the “Default Amount”); and

2.	the XYDD shall have the right, at its sole discretion, to convert the Default Amount into ordinary shares of the combined public company (“PubCo”), at a conversion price equal to the lower of:

o 80% of the volume-weighted average price (VWAP) of PubCo’s shares over the twenty (20) trading days immediately preceding the conversion date. Provided, however, that (a) in no event shall the conversion price be less than fifty percent (50%) of the volume-weighted average price (VWAP) of PubCo’s ordinary shares for the twenty (20) trading days immediately following the Date of Deal Close (the “Conversion Floor”), and (b) the aggregate number of ordinary shares issuable upon conversion of the Default Amount shall not exceed nineteen and ninety-nine hundredths percent (19.99%) of PubCo’s ordinary shares outstanding on the Date of Deal Close (the “Issuance Cap”). Any portion of the Default Amount that cannot be converted by reason of the Conversion Floor or the Issuance Cap shall remain payable by the Borrower in cash, on demand.

5.	Finder Fee Arrangement

The Parties acknowledge that XYDD previously entered into a finder agreement with S.SHUN Holdings Limited (the “Finder”), pursuant to which the Finder would be entitled to receive 1,800,000 shares of the post-transaction public company upon consummation of the previously contemplated business combination between FORL and XYDD, and such arrangement was previously disclosed in connection with the previously proposed business combination between FORL and XYDD (as to which no registration statement was declared effective).

Following the termination of such prior transaction, the Finder has continued to assert claims against XYDD in respect of such finder compensation.

Accordingly, following the closing of the De-SPAC Transaction, the 1,800,000 shares referenced above shall continue to be allocated to the Finder in accordance with the finder arrangement described above.

6.	Governing Law and Dispute Resolution

This agreement is governed by the laws of Delaware. Any disputes arising hereunder shall be resolved through arbitration in Singapore International Arbitration Centre (SIAC) under Delaware rules administered by the Singapore International Arbitration Centre (SIAC) in accordance with the Arbitration Rules of the SIAC for the time being in force, with the seat of arbitration in Singapore.

7.	Term and Effectiveness

This Agreement shall become effective upon execution by both Parties and shall remain in full force and effect until the earlier of:

(i)	the full repayment of the Loan Amount (together with any accrued interest, if applicable); or

(ii)	the occurrence of an event of default resulting in the full conversion of the Loan Amount (together with any accrued interest, if applicable) into equity in accordance with the terms of this Agreement.

(Signature Page follows)

Data443 Risk Mitigation Inc. confirms acceptance of the terms and conditions of this Agreement with effect from the date of this letter.

Jason Remillard

Founder, CEO, President

________________________

Date: 2026/7/16

Guangzhou Xiaoyu DiDa Technology Co., Ltd or its affiliates

____________________

Name: ____________________

Title: ____________________

Date: 2026/7/16

APPENDIX

Definitions

“Date of Deal Close” includes the completion of all of the following matters: Business Combination Agreement, Transaction Closing Payment, SEC approval of S-4 filing, first day of trading on a major exchange.